Exhibit 99.1

National Public Finance Guarantee Corp. Rated AA+ (Stable) By Kroll Bond Rating Agency

ARMONK, N.Y.--(BUSINESS WIRE)--May 12, 2014--National Public Finance Guarantee Corporation (National), an indirect subsidiary of MBIA Inc. (NYSE:MBI), today announced that the Kroll Bond Rating Agency (KBRA) has assigned it a AA+ insurance financial strength rating with a Stable Outlook. The rating reflects Kroll’s view of the strength of National’s claims-paying resources relative to potential claims, its experienced management team, its established underwriting platform and the revenue stream associated with its existing insured portfolio. KBRA’s financial model test results concluded that National’s claims-paying resources can cover stress-case annual insured portfolio loss assumptions at the AAA level as well as projected annual operating expenses.

“We’re pleased to have attained the highest rating currently available from the Kroll Bond Rating Agency for a financial guarantor,” said Bill Fallon, National’s Chief Executive Officer. “The AA+ rating underscores National’s strong capitalization, risk management capabilities and business plan. As the world’s largest U.S. public finance-only bond insurer, we are committed to transparency and are pleased to provide investors with an additional perspective on the strength of National’s guarantee.”

Forward-Looking Statements

This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other factors, the possibility that MBIA Inc., which is the ultimate parent company of National Public Finance Guarantee Corporation, or National will experience increased credit losses or impairments on public finance obligations issued by state, local and territorial governments and finance authorities that are experiencing unprecedented fiscal stress; the possibility that loss reserve estimates are not adequate to cover potential claims; MBIA Inc.’s or National’s ability to fully implement their strategic plan, including the ability to maintain high stable ratings for National and generate investor demand for National’s financial guarantees; and changes in general economic and competitive conditions. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying MBIA Inc.’s or National’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K, which may be updated or amended in MBIA Inc.’s subsequent filings with the Securities and Exchange Commission. MBIA Inc. and National caution readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. National and MBIA Inc. undertake no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

National Public Finance Guarantee Corporation, headquartered in Armonk, New York is the world’s largest U.S. public finance-only financial guarantee insurance company, with offices in New York and San Francisco. Please visit National’s website at www.nationalpfg.com.

CONTACT:
National Public Finance Guarantee Corporation
Media:
Kevin Brown, +1-914-765-3648
or
Investor Relations:
Nick Sourbis, +1-914-765-3385